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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. __2__)*

                            May Department Stores Co
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    577778103
                   -------------------------------------------
                                 (CUSIP Number)

                                February 28, 2003
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[_] Rule 13d-1(c)
[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 4 PAGES

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------------------------                                  ----------------------
  CUSIP NO.577778103                      13G                PAGE 2 OF 4 PAGES
------------------------                                  ----------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Dodge & Cox                        94-1441976
 -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [_]
                                                                (b) [_]
        N/A
--------------------------------------------------------------------------------
 3     SEC USE ONLY

 -------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California - U.S.A.
 -------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
     NUMBER OF
                             27,972,612
      SHARES       -------------------------------------------------------------
                     6     SHARED VOTING POWER
   BENEFICIALLY
                             525,300
     OWNED BY
                   -------------------------------------------------------------
       EACH          7     SOLE DISPOSITIVE POWER

    REPORTING                30,031,612

      PERSON       -------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
       WITH
                             0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,031,612
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.4%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------

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   Item 1(a) Name of Issuer:
             --------------------------
             May Department Stores Co

   Item 1(b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------
             611 Olive Street
             St Louis, MO 63101-1799

   Item 2(a) Name of Person Filing:
             ---------------------
             Dodge & Cox

   Item 2(b) Address of the Principal Office or, if none, Residence:
             -------------------------------------------------------
             One Sansome St., 35th Floor
             San Francisco, CA  94104

   Item 2(c) Citizenship:
             -----------
             California - U.S.A.

   Item 2(d) Title of Class of Securities:
             ----------------------------
             Common

   Item 2(e) CUSIP Number:
             ------------
             577778103

   Item 3    If the Statement is being filed pursuant to Rule 13d-1(b),
             ----------------------------------------------------------
             or 13d-2(b), check whether the person filing is a:
             -------------------------------------------------

             (e) [X] An investment advisor in accordance with section 240.13d-1(b)(1)(ii)(E)

   Item 4    Ownership:
             ---------
             (a)  Amount Beneficially Owned:
                  -------------------------
                  30,031,612

             (b)  Percent of Class:
                  ----------------
                  10.4%

                                PAGE 3 OF 4 PAGES

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               (c)  Number of shares as to which such person has:
                    ---------------------------------------------

               (i)  sole power to vote or direct the vote:
                    27,972,612

              (ii)  shared power to vote or direct the vote:
                    525,300

             (iii)  sole power to dispose or to direct the
                    disposition of: 30,031,612

              (iv) shared power to dispose or to direct the disposition of: 0

     Item 5    Ownership of Five Percent or Less of a Class:
               --------------------------------------------
               Not applicable.

     Item 6    Ownership of More than Five Percent on Behalf of Another
               --------------------------------------------------------
               Person:
               ------
                   Securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

     Item 7    Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent
               -----------------------------------------------------
               Holding Company:
               ---------------
               Not applicable.

     Item 8    Identification and Classification of Members of the Group:
               ---------------------------------------------------------
               Not applicable.

     Item 9    Notice of Dissolution of a Group:
               --------------------------------
               Not applicable.

     Item 10   Certification:
               -------------
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 7, 2003
       -------------
                                      DODGE & COX

                                      By:  /s/ Thomas M. Mistele
                                          --------------------------------------
                                      Name:  Thomas M. Mistele
                                            Title:  Vice President

                           PAGE 4 OF 4 PAGES